Exhibit 5.1
February 5, 2009
The O’Gara Group, Inc.
7870 East Kemper Road, Suite 460
Cincinnati, Ohio 45249
Ladies and Gentlemen:
     We have acted as counsel for The O’Gara Group, Inc., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), File Number 333-153161, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 with respect to the sale of up to $172,500,000 of shares of the Company’s Common Stock (the “Shares’).
     It is our opinion that the issuance of the Shares by the Company pursuant to the Registration Statement have been duly authorized by all necessary corporate action by the Company. When issued and sold as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus contained therein.

Very truly yours, TAFT STETTINIUS & HOLLISTER LLP